Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-235279) pertaining to the employees’ compensation Plans of Sandy Spring Bancorp, Inc. of our reports dated February 21, 2020 with respect to the consolidated financial statements of Sandy Spring Bancorp, and the effectiveness of internal control over financial reporting of Sandy Spring Bancorp, included in its Annual Report (Form 10-K) for the year ended December 31, 2019, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Tysons, Virginia

April 1, 2020